Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-112302) in the Registration Statement on Form S-8 (File No. 33-37306) of Canyon Resources Corporation of our report dated March 19, 2004, except Note 17 (a), as to which the date is May 27, 2004 and Note 17 (b) as to which the date is October 25, 2004, relating to the financial statements, which appears in this Form 10-KA (Amendment No. 2) for the year ended December 31, 2003. We also consent to the references to us under the heading of “Experts” in such Form S-3.

Denver, Colorado
October 25, 2004